Exhibit 8.1

Irvine Venture Law Firm, llp

ATTORNEYS AT LAW

19800 MACARTHUR BOULEVARD

SUITE 1070

IRVINE, CALIFORNIA 92612

TELEPHONE: (949) 660-7700

FACSIMILE: (949) 660-7799

July 22, 2026

DRC Medicine Ltd.

Shinjuku i-Land Tower, 4th Floor

6-5-1 Nishi-Shinjuku, Shinjuku-ku

Tokyo 163-1304, Japan

Ribbon Acquisition Corp

Central Park Tower LaTour Shinjuku Room 3001

6-15-1 Nishi Shinjuku, Shinjuku-ku Tokyo 160-0023

Japan

RE:	Agreement and Plan of Merger

Dear Ladies and Gentlemen:

We have acted as special tax counsel to Ribbon Acquisition Corp, a Delaware corporation (“Ribbon”), and DRC Medicine Limited, a Japan corporation (“DRC”) which have entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Ribbon Acquisition Corp., DRC Medicine Inc., a Delaware corporation (“Pubco”) and DRC Medicine Limited.

We have acted as U.S. special tax counsel to PubCo in connection with the transactions (together, the “Business Combination”) contemplated by the Business Combination Agreement. Reference is made to the Preliminary Proxy Statement/Prospectus contained in the Registration Statement on Form D-4 of PubCo, filed with the U.S. Securities and Exchange Commission (the “SEC”) by PubCo including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”), relating to the Business Combination. With your permission we have relied for factual background on the facts set forth in the letter to us from you of even date and facts set forth in the Registration Statement. This opinion is being furnished to you in connection with the Registration Statement.

As special tax counsel, we have reviewed the section of the Proxy Statement entitled “Material U.S. Federal Income Tax Consequences” and in our opinion such section identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of shares of the capital stock of the Company, and to the extent that such summaries involve matters of law, we are of the opinion that such statements of law are correct under the Code. We expressly confirm that all of the opinions attributed to special tax counsel in the section of the Prospectus entitled “Material U.S. Federal Income Tax Consequences” accurately reflect our opinion on the outcome of each such issue if challenged by the Internal Revenue Service (the “Service”).

In connection with our opinion, we have examined the Registration Statement (including the proxy statement/prospectus) and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. In rendering this opinion, we have assumed (i) the validity and accuracy of the factual matters described in the Registration Statement and the documents and corporate records that we have examined, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates, certified or photostatic copies and the authenticity of the originals of such documents and (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of PubCo and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

DRC Medicine Limited

Ribbon Acquisition Corp

In rendering the opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative guidance are subject to change at any time and that any such changes may be effective retroactively. A change in the authorities or in the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

We are admitted to the practice of law in the State of California. Our opinion is limited to the application of the federal income tax laws of the United States only and we express no opinion with respect to the applicability of other federal laws, the laws of other countries, the laws of any state of the United States or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any federal income tax laws except as specifically set forth herein. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, the Service or any court. It is possible that contrary positions may be asserted by the Service and that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

IRVINE VENTURE LAW FIRM, LLP

/s/ Michael E. Shaff
Michael E. Shaff